Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-61893) pertaining to the Robbins & Myers, Inc. Employee Savings Plan of our report dated April 22, 2005, with respect to the financial statements and schedules of the Robbins & Myers, Inc. Employee Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP
Dayton, OH
June 28, 2005